Contacts:	Fred Adams, Jr., Chairman and CEO Timothy A. Dawson, Vice President and CFO (601) 948-6813

CAL-MAINE FOODS, INC. REPORTS FIRE
AT FARWELL, TEXAS FACILITY

JACKSON, Miss. (July 10, 2009) — Cal-Maine Foods, Inc. (NASDAQ: CALM) today announced that the Company’s egg complex in Farwell, Texas, was damaged by a fire on July 9, 2009.  The 700 acre facility includes a processing plant, feed mill, two pullet houses, and nine layer houses.  The fire completely destroyed four of the nine layer houses, with additional loss of laying hens at a fifth house due to smoke inhalation.  There were no personal injuries sustained and minimal physical damage to the rest of the complex.  An investigation is underway to determine the origin of the fire.

At capacity, the Farwell complex can house up to 1.5 million laying hens and currently accounts for approximately three to four percent of the Company’s weekly production.  All of Cal-Maine’s facilities are fully insured for their replacement value, including the estimated loss of production.

Fred Adams, chairman and chief executive officer of Cal-Maine Foods, Inc., remarked, “We are very fortunate that this fire occurred at the end of the work day and there were no personal injuries sustained.  At this time, we are still assessing the total extent of the damage caused by this accident.  However, we believe this will have minimal financial impact on our operations and do not expect any long-term disruption to our customers.”

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs.  The Company, which is headquartered in Jackson, Mississippi, currently is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 29 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties (contained in the Company’s SEC filings) that could cause actual results to differ materially from those projected.  SEC filings may be obtained from the SEC or by contacting the Company.

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CAL-MAINE FOODS, INC.	POST OFFICE BOX 2960 ▪	JACKSON, MISSISSIPPI 39207
	PHONE 601-948-6813	FAX 601-969-0905